As filed with the Securities and Exchange Commission on May 24, 2007.

Registration No. 333-

333-115691

333-95269

333-56071

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

AND POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENTS NO.

333-115691, 333-95269 AND 333-56071

UNDER

THE SECURITIES ACT OF 1933

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-1212264
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5800 Park of Commerce Boulevard, N.W.

Boca Raton, FL 33487

(Address of Principal Executive Offices, Including Zip Code)

2007 Omnibus Equity and Incentive Plan

(formerly the 2000 Equity Incentive Plan)

1998 Non-Qualified Employee Stock Option Plan

2004 Stock Plan for Non-Employee Directors

(Full Title of the Plan)

Leslie Hudson, Ph.D.

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, FL 33487

(561) 989-5800

(Name, Address, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

James E. Dawson, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210-2604

(617) 439-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)		Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, par value $.10 per share	2,500,000	shares	$5.20	$13,000,000	$399.10
Common Stock, par value $.10 per share, carried over from the registrant’s 1998 Non-Qualified Employee Stock Option Plan	1,527,381	shares	$5.20	$7,942,381	$0.00
Common Stock, par value $0.10 per share, carried over from the registrant’s 2004 Stock Plan for Non-Employee Directors	231,516	shares	$5.20	$1,203,883	$0.00

(1)	This registration statement is (a) a new registration statement with respect to shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”) issuable under the registrant’s 2007 Omnibus Equity and Incentive Plan (the “2007 Omnibus Plan”); (b) a Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-115691), as filed with the Securities and Exchange Commission on May 20, 2004; (c) a Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-95269), as filed with the Securities and Exchange Commission on January 24, 2000; and (d) a Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-56071), as filed with the Securities and Exchange Commission on June 4, 1998 (such registration statements referred to in clauses (b), (c) and (d) above are referred herein collectively as the “Prior Registration Statements”). The shares of the Common Stock being registered hereby under the 2007 Omnibus Plan include (i) 2,500,000 additional shares, and (ii) 1,758,897 shares of Common Stock previously registered for sale and not yet issued under (A) the registrant’s 1998 Non-Qualified Employee Stock Option Plan (the “1998 Employee Stock Plan”), and (B) the registrant’s 2004 Stock Plan for Non-Employee Directors (the “2004 Directors Plan” and, together with the 1998 Employee Stock Plan, the “Prior Plans”). The number of shares of Common Stock issuable under the 2007 Omnibus Plan will be automatically increased by the number of shares subject to awards that expire, terminate or are forfeited to the registrant under the Prior Plans and any shares that are not issued under the Prior Plans because such shares are withheld to satisfy any payment to the registrant due upon exercise of an award, including a tax withholding obligation, and by the number of shares of delivered or deemed to be delivered to the registrant to satisfy any such payment obligation. This registration statement also relates to rights to purchase shares of Series One Preferred Stock. The rights are attached to the Common Stock and are issued pursuant to the terms of the registrant’s Rights Agreement dated August 1, 1997, as amended. Until the occurrence of certain events, the rights will not be exercisable and will be transferable with and only with the Common Stock. Because no separate consideration is to be paid for the rights, the registration fee for the rights is included in the registration fee for the Common Stock.
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares that may become issuable under the 2007 Omnibus Plan and the Prior Plans as a result of a stock dividend, stock split, or other recapitalization.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Global Market on May 18, 2007.
(4)	With the exception of the 2,500,000 newly authorized shares which are being registered on this registration statement on Form S-8, the remaining shares being registered under the 2007 Omnibus Plan are 1,758,897 shares which were previously available for award under the Prior Plans. The registrant previously registered such shares for issuance on the Prior Registration Statements and this registration statement is being filed as a post-effective amendment to deregister such shares from the Prior Registration Statements, and, accordingly, the associated registration fee previously paid on these shares under the Prior Registration Statement is hereby carried forward to cover a portion of the registration fee under this Registration Statement with respect to the specific number of securities listed above. In addition, the 2007 Omnibus Plan is a restatement of the registrant’s 2000 Equity Incentive Plan, which currently has 2,316,158 shares available for issuance that were previously registered in the name of the 2000 Equity Incentive Plan on Form S-8 Registration Statements (File Nos. 333-38864 and 333-115688).

EXPLANATORY NOTE

Nabi Biopharmaceuticals (the “Company”) has filed this registration statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 2,500,000 shares of its Common Stock issuable pursuant to its 2007 Omnibus Plan, which was approved and adopted at the Company’s annual meeting of stockholders held on May 18, 2007. The 2007 Omnibus Plan restates the registrant’s 2000 Equity Incentive Plan and supersedes and replaces the 1998 Employee Stock Plan and the 2004 Directors Plan with respect to future awards of shares available under the Prior Plans.

The Company is also registering in this registration statement 1,758,897 shares of Common Stock (the “Carried Over Shares”) that have been transferred from the Prior Plans to the 2007 Omnibus Plan and will no longer be available for issuance under the Prior Plans. The registration fee allocable to the Carried Over Shares and paid in connection with the Prior Registration Statements is carried over into this registration statement, and the Prior Registration Statements are hereby amended on a post-effective basis to reflect the transfer of the Carried Over Shares to this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Commission on May 15, 2007;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the Commission on May 3, 3007;

(c)	The Company’s Current Reports on Form 8-K furnished to the Commission on March 16, 2007 and May 2, 2007; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, filed with the Commission on May 4, 1970, as amended by the Company’s Current Report on Form 8-K filed with the Commission on August 15, 2003.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents; provided, however, that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Nutter McClennen & Fish LLP has opined as to the legality of the securities being offered by this Registration Statement. Constantine Alexander, Senior Counsel at Nutter, McClennen & Fish, LLP, is the Secretary of the Company.

Item 6.	Indemnification of Directors and Officers

Article VII, Section 1 of the Company’s by-laws requires the Company to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. This means that, in general, the Company must indemnify any of its officers and directors against liability and expenses (including attorneys’ fees) in connection with any proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, the Company may not indemnify any person in respect of any claim as to which the person has been adjudged to be liable to the Company, unless a court has determined that the person is entitled to indemnification.

Article VII, Section 7 of the Company’s by-laws provides that any expenses (including attorney’s fees) incurred by an officer or director in defending any proceeding must be advanced by the Company upon receipt of an undertaking by the person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

Article VII, Section 8 of the Company’s by-laws permits the Company to purchase and maintain insurance against any liability asserted against officers or directors and incurred by them in such capacities whether or not the Company would have the power to indemnify them against such liability under the Delaware General Corporation Law. The Company provides officers’ and directors’ liability insurance for its officers and directors.

The Company has entered into indemnification agreements with its directors and executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) (i) and (a) (ii) shall not apply if the information required to be in a post–effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement.

(b)	That, for the purpose of determining any liability under the 1933 Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion if the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on May 24, 2007.

NABI BIOPHARMACEUTICALS

By:	/s/ Leslie Hudson, Ph.D.
Leslie Hudson, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Hudson, Jordan Siegel, Constantine Alexander, and James Dawson, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Leslie Hudson, Ph.D.
Leslie Hudson, Ph.D.	President, Chief Executive Officer and Director	May 24, 2007

/s/ Jordan I. Siegel	Senior Vice President, Finance,
Jordan I. Siegel	Chief Financial Officer and Treasurer	May 24, 2007

/s/ Jason M. Aryeh
Jason M. Aryeh	Director	May 24, 2007

/s/ David L. Castaldi
David L. Castaldi	Director	May 24, 2007

/s/ Geoffrey F. Cox, Ph.D.	Non-executive Chairman of the Board of
Geoffrey F. Cox, Ph.D.	Directors	May 24, 2007

/s/ Peter B. Davis
Peter B. Davis	Director	May 24, 2007

/s/ Richard A. Harvey
Richard A. Harvey, Jr.	Director	May 24, 2007

/s/ Linda Jenckes
Linda Jenckes	Director	May 24, 2007

/s/ Timothy P. Lynch
Timothy P. Lynch	Director	May 24, 2007

/s/ Stephen G. Sudovar
Stephen G. Sudovar	Director	May 24, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Designations of Series One Preferred Stock contained in the Restated Certificate of Incorporation of Nabi Biopharmaceuticals (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the period ended June 26, 2004)

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 30, 2006)

4.3	Rights Agreement dated August 1, 1997, as amended, between Nabi Biopharmaceuticals and Registrar and Transfer Company (incorporated by reference to Exhibit 10.28 to our Annual Report on Form 10-K for the year ended December 31, 1997)

4.4	Agreement of Substitution and Amendment of Rights Agreement dated July 1, 2002, between Nabi Biopharmaceuticals, Registrant and Transfer Company, and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 28, 2002)

4.5	Indenture between Nabi Biopharmaceuticals and U.S. Bank National Association, as trustee, dated April 19, 2005 (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form S-3 (File No. 333-12541), filed with the Securities and Exchange Commission on March 25, 2005)

4.6	Registration Rights Agreement between Nabi Biopharmaceuticals and Lehman Brothers Inc., Bear, Stearns & Co. Inc., and Wachovia Capital Markets, LLC, dated April 19, 2005 (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form S-3 (File No. 333-12541), filed with the Securities and Exchange Commission on March 25, 2005)

4.7	Global Note evidencing the unregistered portion of our 2.875% Convertible Senior Notes (incorporated by reference to Exhibit 4.7 to our Registration Statement on Form S-3 (File No. 333-12541), filed with the Securities and Exchange Commission on March 25, 2005)

4.8	Global Note evidencing the registered portion of our 2.875% Convertible Senior Notes (incorporated by reference to Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005)

5	Opinion of Nutter McClennen & Fish LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Nutter McClennen & Fish LLP (contained in Exhibit 5)

24	Power of Attorney, (contained on signature page)